Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
PURE BIOSCIENCE, INC.

Pure Bioscience, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:            The name under which the Corporation was originally incorporated was Pure Bioscience, Inc.

SECOND:       The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was February 28, 2011.

THIRD:           The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 142 of the General Corporation Law of the State of Delaware adopted resolutions to amend paragraph (A) of ARTICLE 4 of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

“A.           The total number of shares of all classes of stock that the Corporation is authorized to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock with a par value of $0.01 per share and 5,000,000 shares of Preferred Stock with a par value of $0.01 per share. Effective as of 5:00 p.m., Eastern Time, on the date this Certificate of Amendment to Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each eight (8) shares of the Corporation’s Common Stock, par value $0.01 per share, that is issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the fair market value of the Common Stock as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware as determined by the Corporation’s Board of Directors”.

FOURTH:       This Certificate of Amendment to Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed as of August 9, 2012.

By:	/s/ Michael L. Krall
Michael L. Krall, President and Chief Executive Officer